EXHIBIT 21
SUBSIDIARIES

The following is a list of subsidiaries of Focus Enhancements, Inc.:

               Name                            State of Incorporation
               Lapis, Inc                      California
               TView, Inc.                     Oregon
               PC Video Conversion, Inc.       Delaware